Exhibit 4.29

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this "Agreement") is entered into as of January 6, 2021, by and between Top Ships Inc., a Marshall Islands corporation (the "Seller"), and Zizzy Charter Co., a Marshall Islands corporation (the "Buyer"). The Seller and the Buyer are sometimes referred to in this Agreement as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, each Seller owns 500, 500 and 500 shares (together the "Shares") of capital stock, no par value, representing 100% of the issued and outstanding shares of capital stock of Trajan Investments Inc., Hadrian Investments Inc. and Julius Caesar Investments Inc. respectively (together the "MR Companies");

WHEREAS, the MR Companies have each entered into three Shipbuilding Contracts (included in Schedule 1), as the same have been amended or supplemented from time to time, with Hyundai Mipo Dockyard Co. Ltd., for the construction and purchase of one 50,000 DWT Class Product / Chemical Tanker per company (the "MR Companies Shipbuilding Contracts");

WHEREAS, Trajan Investments Inc. owns M/T Eco Van Nuys (Hull No. 2789), a 50,000 dwt product/chemical tanker currently under construction at in Hyundai Mipo shipyard of South Korea, with IMO Number 9895927, scheduled for delivery in February 2021;

WHEREAS, Hadrian Investments Inc. owns M/T Eco Santa Monica (Hull No. 2790), a 50,000 dwt product/chemical tanker currently under construction at in Hyundai Mipo shipyard of South Korea, with IMO Number 9895915, scheduled for delivery in February 2021;

WHEREAS, Julius Caesar Investments Inc. owns M/T Eco Venice Beach (Hull No. 2791), a 50,000 dwt product/chemical tanker currently under construction at in Hyundai Mipo shipyard of South Korea, with IMO Number 9895903, scheduled for delivery in March 2021;

WHEREAS, the MR Companies have entered into time-charter agreements (included in Schedule 1), dated May 6, 2020, with Central Tankers Chartering Inc., having its principal place of business at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands for a firm duration of five years at a gross daily rate of $16,200, with a charterer's option to extend for two additional years at $17,200 and $18,200, respectively;

WHEREAS, Eco Oceano Ca Inc is party to a shipbuilding contract for a very high specification scrubber fitted Suezmax tanker currently under construction at Hyundai Samho with expected delivery in February 2022. Upon its delivery from the shipyard the Suezmax tanker will enter into time charter employment with Central Tankers Chartering Inc., as per a Time Charter Party dated July 3, 2020, for a firm duration of five years at a gross daily rate of $32,450, with a charterer's option to extend for two additional years at $33,950 and $35,450, respectively;

WHEREAS, Julius Caesar Inc is a party to a shipbuilding contract for a very high specification scrubber fitted VLCC tanker currently under construction in Hyundai Heavy Industries with expected delivery in January 2022. Upon its delivery from the shipyard the VLCC tanker will enter into time charter employment with Trafigura Inc., as per a fixture recap from Arrow Shipbrokers dated December 16, 2020, for a firm duration of three years at a gross daily rate of $36,000, with a charterer's option to extend for two additional years at $39,000 and $41,500, respectively;

WHEREAS, Legio X Inc is a party to a shipbuilding contract for a very high specification scrubber fitted VLCC tanker currently under construction in Hyundai Heavy Industries with expected delivery in February 2022. Upon its delivery from the shipyard the VLCC tanker will enter into time charter employment with Trafigura Inc., as per a fixture recap from Arrow Shipbrokers dated December 17, 2020, for a firm duration of three years at a gross daily rate of $35,750, with a charterer's option to extend for two additional years at $39,000 and $41,500, respectively;

WHEREAS, the Buyer owns 500, 500 and 500 shares of capital stock, no par value, representing 100% of the issued and outstanding shares of capital stock of Eco Oceano Ca Inc., Julius Caesar Inc. and Legio X Inc. respectively (together the "Crude Carrier Companies" that together with the "MR Companies" are defined as the "Companies");

WHEREAS, the Crude Carrier Companies have entered into three shipbuilding contracts (included in Schedule 1), as the same have been amended or supplemented from time to time, with Hyundai Samho Dockyard Co. Ltd. (for Eco Oceano Ca Inc.)

and Hyundai Heavy Industries Co. (for Julius Caesar Inc. and Legio X Inc.) for the construction and purchase of one 160,000 DWT Suezmax Tanker and two 300,00 DWT VLCC Tankers respectively (the "Crude Carrier Companies Shipbuilding Contracts" witch together with the "MR Companies Shipbuilding Contracts" are defined as the "Shipbuilding Contracts");

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding capital stock of the MR Companies (the "Investment Shares"), on the terms and conditions herein contained.

WHEREAS, the disinterested directors of the Board of Directors of the Seller (the "Board") have unanimously determined that this Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Seller and the shareholders of the Seller.

NOW, THEREFORE, in consideration of the respective representations, warranties and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE INVESTMENT AND PURCHASED SHARES; CLOSING

Section 1.1  Sale and Purchase of the Investment Shares. At the Closing (as defined below), subject to the terms and conditions herein contained, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Investment Shares, together with all rights and interests associated therewith.

Section 1.2  Consideration. In consideration of the sale, conveyance, transfer, assignment and delivery of the Investment Shares at Closing, the Buyer shall deliver to the Seller a consideration of $41.15 million (the "Consideration") that consists of:

A.         $30.1 million of value from 100% of the shares of Eco Oceano Ca Inc. (i.e. 500 shares of capital stock), 35% of the shares of Julius Caesar Inc. and Legio X Inc. respectively (i.e. 175 shares of capital stock and 175 shares of capital stock respectively) (the "Purchased Shares", which together with the Investment Shares are defined as the "Shares");

B.         $1.2 million in forgiveness of payables that as of today are due to Zizzy;

C.         $10 million of cash payable up to June 30, 2021 to the following bank account:

CREDIT SUISSE AG

ZURICH, 8070, CH

ACCOUNT HOLDER: CENTRAL MARE INC.

ACCOUNT NUMBER:  2193917-92

IBAN (USD) : CH91 0486 6219 3917 9200 0

SWIFT CODE: CRESCHZHXXX

As part of this transaction the Buyer will provide an option to the Seller to obtain finance from the Buyer for up to 10% of the total shipbuilding cost of the Crude Carrier Companies for one year at market terms ("Seller's Option"). The Seller can exercise the Seller's Option until March 31st 2021. Furthermore, an affiliate company to the Buyer will remain the guarantor on the Crude Carrier Companies Shipbuilding Contracts and as such the Seller is not required to provide a guarantee for its respective ownership on the Crude Carrier Companies Shipbuilding Contracts.

Section 1.3  Closing. The consummation of the sale and purchase of the Shares (the "Closing") shall take place at the Representative Office of Top Ships Inc., 1 Vas. Sofias and Meg. Alexandrou Str 15124 Maroussi, Greece, on the date hereof or on such later date as may be mutually agreed upon by the Parties, but in no event later than January 31, 2020 (the "Closing Date").

Section 1.4  Deliverables. On the Closing Date, subject to the terms and conditions herein contained, (i) the Seller shall deliver to the Buyer the Investment Shares free and clear of any and all charges, claims, conditions, encumbrances, equitable interests, liens, mortgages, options, pledges, rights of refusal, security interests or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, in each case of any nature whatsoever (not including any restrictions on the resale of the Investment Shares under the Securities Act of 1933, as amended (the "Securities Act") or under applicable state securities laws) (collectively, "Liens"), in certificated form, registered in the name of the

Buyer or its designated nominee (or, if applicable, stock powers duly executed in blank, proper form for transfer), together with any necessary assignment documents in form and substance as reasonably requested by the Buyer; and (ii) the Buyer shall pay the consideration to the Seller as per Section 1.2, with the consideration in shares of clause 1.2.A to be free and clear of all Liens.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE BUYER

The Seller represents and warrants to the Buyer and Buyer represents and warrants to the Seller that the statements in the following sections of this Article II are true and correct as of the date of this Agreement and as of the Closing Date:

Section 2.1  Organization and Good Standing. Each of the Parties and the Companies are duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and have all requisite corporate power and authority to own, lease, operate and hold their respective properties and assets and to conduct their respective business as is now conducted and as currently contemplated to be conducted, and is authorized to do business in all jurisdictions material to the conduct of its respective business. The Parties have delivered to each other complete and correct copies of the Articles of Incorporation, Bylaws or other charter documents ("Constitutional Documents") of the Companies, in each case, as currently in effect, together with copies of all minutes of meetings and resolutions of shareholders and directors of the Companies (the "Companies Corporate Records"). The Companies Corporate Records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and in compliance with the Companies Constitutional Documents. The Companies are not in default under or in violation of its Constitutional Documents.

Section 2.2  Authority and Enforceability. Each of the Parties have the full legal right and requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly authorized, executed and delivered by the Parties and constitutes a valid and binding obligation of the Parties, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defense.

Section 2.3  Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Parties nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Constitutional Documents of the Parties or the Companies; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, regional, state, multi-state, municipal or other governmental authority of any nature, including any court, subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or taxing authority (any such governmental authority or body, a "Governmental Body"), other than those that have been made or obtained; (iii) cause any of the Parties or the Companies to violate or contravene any provision of law, any rule or regulation of any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to them or the Companies or their respective assets; (iv) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of a material benefit) under the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, obligation, commitment, purchase order or other agreement, commitment, instrument, permit, concession, or obligation, written or oral (each, a "Contract") to which the Parties or the Companies or any of their respective assets may be bound, except in such cases where the requisite waivers or consents have been obtained; or (v) result in the creation of any Lien upon any of the properties or assets of the Parties or the Companies under the terms, conditions or provisions of any Contract, instrument or other obligation to which the Parties or the Companies or any of their respective assets may be bound or affected.

Section 2.4  No Litigation. There is no action, suit, claim, investigation, litigation, legal, administrative, arbitration or other proceeding pending against the Parties other than publicly disclosed or, to the knowledge of the other Party, threatened against the Parties, nor is any of the Parties subject to or bound by any outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body, other than publicly disclosed, which questions the validity of this Agreement or any of the transactions contemplated hereby or any action taken or to be taken pursuant hereto or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby.

Section 2.5  No Registration. The Shares exchanged pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof in violation of any securities laws, and the Parties shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act. The Parties acknowledge that it is able to fend for themselves, can bear the economic risk of its investments in the Shares, and have such knowledge and experience in financial and business matters renders them capable of evaluating the merits and risks of an investment in the Shares. The Parties understand that, when issued, none of the Shares will be registered pursuant to the

Securities Act and that all of the Shares will constitute "restricted securities" under the federal securities laws of the United States. Each certificate for Shares shall bear the following legend:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

Section 2.6  Capitalization. The Companies are authorized to issue five hundred (500) shares each, without par value, of capital stock. The Shares represent all of the issued and outstanding shares of capital stock of the Companies. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally by the Parties. Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange or right of first refusal under any outstanding security or other instruments) by the Parties of the Shares, and there is no obligation on the part of the Parties to grant, extend or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Shares or any other equity or voting interests in the Companies. No claim has been made or, to the knowledge of the Parties, threatened against the Parties or the Companies asserting that any person other than the Parties or its sole shareholders are the holders or beneficial owners of the Shares or any other equity or voting interests in the Companies.

Section 2.7  Ownership of the Investment Shares. The Seller is the sole legal owner and holder of, and has good, valid and marketable title to, the Investment Shares to be sold pursuant to this Agreement, free and clear of any Liens. At the Closing, the Seller will transfer, assign and deliver good and marketable title to the Investment Shares to the Buyer, free and clear of all Liens.

Section 2.8  Ownership of the Purchased Shares. The Buyer is the sole legal owner and holder of, and has good, valid and marketable title to, the Purchased Shares to be sold pursuant to this Agreement, free and clear of any Liens. At the Closing, the Buyer will transfer, assign and deliver good and marketable title to the Purchased Shares to the Seller, free and clear of all Liens.

Section 2.9  No Other Business. Since its formation, the Companies have not incurred any liabilities or obligations or conducted any business other than the items listed on Schedule 1 hereto.

Section 2.10  Contracts. The Companies are not a party to any Contract other than the Shipbuilding Contracts and the Time Charters. The Companies have good and valid title to the Shipbuilding Contracts, free and clear of any Liens. The Companies are not in default under the Shipbuilding Contracts, nor does an event exist which, with the giving of notice or lapse of time or both, would constitute such a default. To the Parties knowledge, all other parties to the Shipbuilding Contracts are in compliance with the terms thereof. The Shipbuilding Contracts are in full force and effect and are enforceable against the Companies and the other parties thereto in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defense. No consent (including the consent of any Governmental Body) or other action is required in order for the Shipbuilding Contracts to remain in full force and effect, and for the Companies to fully exercise their rights thereunder, following the Closing. The Parties have delivered or made available to each other the true and complete copies, including all amendments and supplements thereof, of the Shipbuilding Contracts.

Section 2.11  No Litigation. There is no action, suit, claim, investigation, litigation, legal, administrative, arbitration or other proceeding pending against the Parties or the Companies, or, to the knowledge of the Parties, threatened against the Parties or the Companies, nor is any of the Parties or the Companies subject to or bound by any outstanding order, judgment, injunction, award or decree of any Governmental Body, relating to the Parties or the Companies or any of their respective properties or assets or which questions the validity of this Agreement or any of the transactions contemplated hereby or any action taken or to be taken pursuant hereto or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby.

Section 2.12  No Unlawful Payments. Neither the Parties nor the Companies, nor any director, shareholder, officer, agent, employee or other person associated with or acting on behalf of the Parties or the Companies, as applicable, has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any supplier, customer, licensor, contractor, politician, government employee or other person.

Section 2.13  Full Disclosure. No representation or warranty by the Parties in this Agreement and no statement contained in any document or other writing furnished or to be furnished to the Parties pursuant to the provisions hereof, when considered with all other such documents or writings, contain or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.

Section 2.14  Adequate Information. Each of the Parties (i) has sufficient knowledge and experience in business, financial and investment matters so as to be able to evaluate the risks and merits of the sale of the Investment Shares and of protecting its own interests in connection with the sale of the Investment Shares; (ii) is a sophisticated person with respect to the exchange of the Shares; (iii) has adequate information concerning the business and financial condition, prospects and plans of the Companies to make an informed decision regarding the exchange of the Shares; and (iv) has independently and without reliance upon the other Party member, and based on such information as the they have deemed appropriate, made its own analysis and decision to enter into this Agreement. The Parties acknowledges that the no member of the Parties have given to one another any investment advice or opinion on whether the sale or purchase of the Shares is prudent or suitable and no member of the Parties is relying on any representation or warranty by the other member of the Parties except as expressly set forth in this Agreement.

Section 2.15  No General Solicitation. Neither the Parties nor any nominee thereof has offered any Shares by any means of general solicitation or advertising (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; or (ii) any seminar or meeting whose attendees have been invited by general solicitation or advertising.

Section 2.16  Independent Investigation. Each of the Parties has had the opportunity to conduct to its own satisfaction independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Companies and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties of the Parties set forth in Article II hereof and the other information provided by the Parties.

Section 2.17  Exemption from Registration. The Shares are being offered and sold pursuant to an exemption from the registration requirements of the Securities Act.

ARTICLE III

[PURPOSETLY LEFT BLANK]

ARTICLE IV
COVENANTS

Section 4.1  Conduct of Business Pending Closing. The Buyer and the Seller agree that between the date of the execution of this Agreement and the Closing Date, (i) the Parties shall, or shall cause the Companies to, conduct the business and maintain and preserve the assets of the Companies in the ordinary course of business; (ii) the Parties shall use their reasonable efforts to cause all of the representations and warranties in Article II hereof, to continue to be true and correct; and (iii) the Companies shall not incur any debt, or enter into any other Contract.

Section 4.2  Further Assurances. Each of the Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to each other such certificates, assignments or other instruments of ownership, transfer, assignment and conveyance, in form and substance reasonably satisfactory to the Parties, as shall be necessary to vest in each member of the Parties all of the right, title and interest in and to the Shares undertaken to be sold to the Buyer by the Seller and to the Seller by the Buyer pursuant to this Agreement, free and clear of all Liens, debts, dues and duties of whatsoever nature, and any other document reasonably requested by each member of the Parties in connection with this Agreement.

Section 4.3  Governmental Filings. As promptly as practicable after the execution of this Agreement, each Party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, if any.

Section 4.4  Further Consents. After the Closing Date, the Parties shall obtain any consents or approvals or assist in any filings reasonably required in connection with the transactions contemplated hereby that are requested by each member of the Parties and that have not been previously obtained or made.

Section 4.5  Public Announcements. Neither Party shall, without the prior approval of the other Party, issue, or permit any of its partners, stockholders, directors, officers, employees, members, managers, agents to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any Governmental Body to which the relevant Party is accountable.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1  Conditions to Obligations of Seller. At the Closing, the obligation of the Seller to sell the Investment Shares to the Buyer is subject to the fulfillment at the Closing of the following conditions:

(a)  Settlement of consideration. The consideration has been agreed to be settled as stipulated in clause 1.2 in full on or prior to the Closing Date.

(b)  Accuracy of Buyer Representations and Warranties; Compliance. The representations and warranties of the Buyer contained in Article II of this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made, and Buyer shall have performed and complied in all material respects with all conditions and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)  Legal Investment. On the Closing Date, the purchase and sale of the Investment Shares shall be permitted by the laws and regulations of each relevant jurisdiction.

(d)  No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened in writing that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

(e)  No Material Adverse Change. Between the date of the execution of this Agreement and the Closing Date, there shall not have been any material adverse change in the condition, financial or otherwise, or the business affairs or assets, of the MR Companies.

Section 5.2  Conditions to Obligations of Buyer. The obligation of the Buyer to purchase the Investment Shares from the Seller is subject to the fulfillment at the Closing of the following conditions:

(a)  Accuracy of Seller Representations and Warranties; Compliance. The representations and warranties of the Seller contained in Article II of this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made, and the Seller shall have performed and complied in all material respects, with all conditions and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

(b)  Legal Investment. On the Closing Date, the purchase and sale of the Shares shall be permitted by the laws and regulations of each relevant jurisdiction.

(c)  No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened in writing, other than publicly disclosed, that challenges, or has the effect of interfering with, the validity or legality of the transactions contemplated in this Agreement.

(d)  No Material Adverse Change. Between the date of the execution of this Agreement and the Closing Date, there shall not have been any material adverse change in the condition, financial or otherwise, or the business affairs or assets, of the Crude Carrier Companies.

ARTICLE VI
MISCELLANEOUS

Section 6.1  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  by the mutual written agreement of the Seller and the Buyer;

(b)  by the Buyer if any of the conditions set forth in Section 5.1 hereof shall have become incapable of fulfillment, by reason other than the Buyer's negligent or willful failure to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by the Buyer, and such conditions shall not have been waived by the Buyer;

(c)  by the Seller if any of the conditions set forth in Section 5.2 hereof shall have become incapable of fulfillment, by reason other than the Seller's negligent or willful failure to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by the Seller, and such conditions shall not have been waived by the Seller; or

(d)  by either Party by written notice thereof to the other Party, if the Closing contemplated hereby shall not have been consummated on or before January 31, 2020.

Section 6.2  No further Liability. Subject to Section 6.4, if this Agreement is terminated in accordance with Section 6.1 hereof, (i) neither Party shall have any further obligation or liability under this Agreement, other than by reason of a breach or default by a Party hereunder; and (ii) any monies, instruments or documents of any Party held in escrow or transferred to the other Party in connection with the transactions contemplated herein with respect to which the Closing shall not have occurred shall be immediately returned to such Party. For the avoidance of doubt, any such termination shall not have any effect whatsoever on any transactions contemplated herein with respect to which the Closing has occurred.

Section 6.3  Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its managers, directors, officers, members, partners, shareholders, employees, attorneys, accountants, agents and representatives and their successors and assigns from and against all liabilities, losses, damages or expenses (including, without limitation, reasonable attorney's fees and disbursements) based upon or arising out of (i) any inaccuracy or breach of any representation or warranty of such indemnifying Party herein, and (ii) any breach of any covenant or agreement of such indemnifying Party herein.

Section 6.4  Survival. The representations, warranties, covenants and agreements of each of the Parties under this Agreement shall survive the Closing. Furthermore, Section 6.2 and Section 6.3 hereof shall survive the termination of this Agreement.

Section 6.5  Expenses. Each of the Parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, except as provided in Section 6.3.

Section 6.6  Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided, however, that a party may not assign this Agreement without the prior written consent of the other party.

Section 6.7  Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered by hand or by an courier service or shall be sent by facsimile or electronic mail to the address for such Party set forth below:

If to the Buyer:	Zizzy Charter Co. Kanari 11 10676 Athens, Greece Facsimile: +302108128320 Email: louka@loukapartners.com

If to the Seller:	Top Ships Inc. 1 Vas. Sofias-and Meg Alexandrou Str 15124 Maroussi, Greece Attention: Alexandros Tsirikos Facsimile: +30210 8056441 Email: atsirikos@topships.org

With a copy (which shall not constitute notice) to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Attention: Gary J. Wolfe, Esq. Facsimile: (212) 901-2110 Email: wolfe@sewkis.com or to such other place and with such other copies as either Party may designate as to itself by written notice to the other. All such notices, requests, instructions or other documents shall be deemed to have been delivered (i) in the case of personal delivery or delivery by courier, on the date of such delivery, (ii) in the case of delivery by facsimile transmission or electronic mail, when receipt is acknowledged and (iii) in the case of mailing, on the third business day after the posting thereof. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof signed by the Party entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.

Section 6.8  Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by each Party to the Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 6.9  Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 6.10  Further Assurances. From and after the Closing, upon the request of a Party, the other Party will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 6.11  Choice of Law. This Agreement shall be construed and interpreted, and the rights of the Parties determined, in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 6.12  Jurisdiction. Each of the Seller and the Buyer (i) irrevocably submits to the co-exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceedings in improper.  Each of the Seller and the Buyer consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address set forth in Section 6.7 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6.12 shall affect or limit any right to serve process in any other manner permitted by law.

Section 6.13  WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 6.14  Remedies. In addition to any remedies either Party may have in law, each Party shall be entitled to apply to any court of competent jurisdiction (without posting bond or other security) to enjoin any actual or threatened breach or default under this Agreement and shall also be entitled to seek specific performance of this Agreement. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at law or in equity or otherwise.

Section 6.15  Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.16  No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any client, customer, affiliate, stockholder, member, or partner of any Party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the Parties hereto.

Section 6.17  Counterparts. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

ZIZZY CHARTER CO.

By:
Name:	Penelope Platsouka
Title:	Director

SELLER:

TOP SHIPS INC.

By:
Name:	Alexandros Tsirikos
Title:	Director

(Signature Page to Slae and Purchase Agreement)

SCHEDULE 1

1.         Shipbuilding Contracts with Hyundai Mipo, Hyundai Samho and Hyundai Heavy Industries by and among the Companies for the construction of the Vessels; and

2.         Time charter parties, between the MR Companies and Central Tankers Chartering Inc.

3.         Time charter parties, between Julius Caesar Inc. and Central Tankers Chartering Inc.

4.         Recap, between Julius Caesar Inc. and Legio X Inc. and Trafigura.